Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-179651, 333-194272, 333-202486, 333-267156, and 333-273705) pertaining to the 2022 Long-Term Incentive Plan, 2012 Long-Term Incentive Plan, Employee Stock Purchase Plan, 2000 Stock Option Plan, and Stock Subscription Warrant of Proto Labs, Inc. and the Registration Statement on Form S-3 (No. 333-253112) of Proto Labs, Inc. of our reports dated February 16, 2024, with respect to the consolidated financial statements of Proto Labs, Inc., and the effectiveness of internal control over financial reporting of Proto Labs, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
February 16, 2024